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                                  EXHIBIT 99.3

    News release of SITEL Corporation dated June 7, 1996 (Tele-Action, S.A.)


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FROM:                                   FOR:
Swenson/Falker Associates Inc.         SITEL Corporation
121 South Eighth St. Suite 1111        13215 Birch Street
Minneapolis, Minn. 55402               Omaha, Neb. 68164
Contact: Doug Ewing (612) 371-0000     Contact: Michael P. May,
                                                EVP - Corporate Development
                                                (402) 498-2696
FOR IMMEDIATE RELEASE

SITEL CORPORATION ANNOUNCES ACQUISITION
OF LEADING SPANISH TELESERVICING COMPANY
- ----------------------------------------
     OMAHA, Neb., June 7 -- SITEL Corporation (Nasdaq:SITL), announced today it has acquired, for approximately $24 million in cash, a 69.2 percent interest in Teleaction, S.A., a leading Spanish teleservicing company with 1995 revenues of approximately $30 million.

     SITEL will acquire the remaining 30.8 percent of Teleaction in 1998 for a purchase price based on Teleaction's financial performance in 1996 and 1997. The selling shareholders of Teleaction include its two founders and Pallas Union Investment, a European venture capital firm.

     Teleaction, founded in 1985 by Don Vincente Lopez and Don Antonio Diaz, has a 10-year record of growth and profitability and is the largest independent teleservicing company in Spain. Teleaction has more than 100 clients including many leading Spanish corporations and government agencies as well as a number of major international corporations. Teleaction operates from eight call centers in Spain and Portugal, primarily answering inbound customer service calls on behalf of its clients.

     SITEL plans to offer Teleaction's services in Spain and Portugal to SITEL's existing clients. Both SITEL and Teleaction have developed expertise in a number of customer service and sales applications that are incremental to those offered by the other, and which can be cross-sold to each other's existing clients. In addition to these marketing synergies, SITEL's established infrastructure will enable Teleaction to achieve economies of scale in telephone, technology and management costs.

     James F. Lynch, SITEL's chairman and chief executive officer, said, "We are very excited about the addition of Teleaction to the SITEL organization. Teleaction is clearly the leading teleservicing firm in Spain. It has been a pioneer in the development of the teleservicing industry in Spain and has achieved an annual growth in revenues of more than 20 percent over the past

                                   - more -

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five years. In combination with our merger with Mitre plc, this acquisition will establish us as a leader in Europe with more than $100 million in annualized revenues in that market. In addition, Teleaction's management depth will be an important asset in developing new business opportunities in other Spanish-speaking markets including those in South America. We believe our increasingly global presence will be an important competitive advantage as large corporations seek worldwide outsourcing relationships.

     "All managers of Teleaction will continue in their current positions including Mr. Lopez and Mr. Diaz."

     Don Vincente Lopez said, "We look forward to the continued growth of Teleaction in Spain and Portugal with the support of SITEL. SITEL will be of invaluable assistance to us by virtue of its management depth, the quality and size of its client list, its extensive experience in administering dedicated customer service programs and its sophisticated use of technology. We have an experienced and energetic management team, anxious to be part of what we believe is the emerging global leader in the teleservicing industry."

     SITEL Corporation, based in Omaha, Neb., is a leader in providing outsourced telephone-based customer service and sales programs on behalf of large corporations in the U.S. and Canada. The company operates over 3,500 workstations in 37 call centers throughout North America and employs approximately 7,000 people.


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06/07/96


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